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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a - 101)
Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
ImClone Systems Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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        IMCLONE SYSTEMS INCORPORATED
180 Varick Street
New York, NY 10014
(212) 645-1405

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
 DATE: June 17, 2004
TIME: 10:00 A.M. (Local Time)
PLACE: ImClone Systems Incorporated
33 Chubb Way
Somerville, NJ 08876

To Our Stockholders:

        Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of ImClone Systems Incorporated (the "Company") will be held at the Company's offices at 33 Chubb Way, Somerville, New Jersey 08876 on Thursday, June 17, 2004 at 10:00 a.m., local time, for the following purposes:

  1.
  To elect nine persons to the Board of Directors of the Company, to serve until their respective successors are elected and qualified.

  2.
  To consider and vote upon a proposal to ratify the appointment of KPMG LLP as the Company's independent auditors for the 2004 fiscal year.

        The enclosed Proxy Statement includes information relating to these proposals. Additional purposes of the Annual Meeting are to receive reports of officers (without taking action thereon) and to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        All stockholders of record as of the close of business on April 20, 2004 are entitled to notice of and to vote at the Annual Meeting. At least a majority of the outstanding shares of common stock of the Company present in person or by proxy is required for a quorum. You may vote electronically through the Internet or by telephone. The instructions on your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

By Order of the Board of Directors,
Michael J. Howerton Secretary

New York, New York
April 23, 2004

        THE BOARD OF DIRECTORS APPRECIATES AND ENCOURAGES YOUR PARTICIPATION IN THE COMPANY'S ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. ACCORDINGLY, PLEASE AUTHORIZE A PROXY TO VOTE YOUR SHARES BY INTERNET, TELEPHONE OR MAIL. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT.

TABLE OF CONTENTS

GENERAL INFORMATION	1
What is the purpose of the Annual Meeting?	1
Who may attend the Annual Meeting?	1
Who is entitled to vote?	1
What constitutes a quorum?	1
What vote is required to approve each item?	2
How do I vote?	2
What if I am a beneficial owner rather than a holder of record?	3
If I hold my shares in a brokerage account and do not return voting instructions, will my shares be voted?	3
Can I change my vote after I return my proxy?	3
Who pays for this proxy solicitation?	3
VOTING SECURITIES AND PRINCIPAL HOLDERS	4
Principal Holders	4
Directors and Executive Officers	5
PROPOSAL NO. 1—ELECTION OF BOARD OF DIRECTORS	7
Nominees for Director	7
Directors' Cash Compensation	10
Directors' Stock Options	10
COMMITTEES OF THE BOARD OF DIRECTORS	13
Committees	13
Nomination of Directors	14
Stockholder Communications with the Board of Directors	15
Attendance at the Annual Meeting	15
Code of Business Conduct and Ethics	15
Report of the Audit Committee of the Board of Directors	15
INFORMATION CONCERNING EXECUTIVE OFFICERS	17
Employment and Separation Agreements	19
EXECUTIVE COMPENSATION	22
Summary Compensation	22
Equity Compensation Plan Information	26
Compensation and Stock Option Committee Report on Executive Compensation	26
Compensation and Stock Option Committee Interlocks and Insider Participation	29
Performance Graph	29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	30
Relationship with Bristol-Myers Squibb Company	30
Section 16(a) Beneficial Ownership Reporting Compliance	32
PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	33
Audit Fees	33
Audit-Related Fees	33
Tax Fees	33
All Other Fees	33
Pre-Approval Policies and Procedures	33
STOCKHOLDER PROPOSALS	35
OTHER MATTERS	35

i

IMCLONE SYSTEMS INCORPORATED
180 Varick Street
New York, New York 10014

PROXY STATEMENT

General Information

        This proxy statement is furnished in connection with the solicitation of proxies by the Company on behalf of the Board of Directors for use at the Company's Annual Meeting of Stockholders to be held on Thursday, June 17, 2004, at 10:00 a.m., local time, at 33 Chubb Way, Somerville, New Jersey 08876, and at any postponements or adjournments thereof. The Notice of Annual Meeting, this proxy statement and the accompanying proxy card are first being mailed to stockholders on or about April 23, 2004.

What is the purpose of the Annual Meeting?

        At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of Annual Meeting, including the election of directors and ratification of the appointment of the Company's independent auditors. In addition, the Company's management will report on the performance of the Company during fiscal year 2003.

Who may attend the Annual Meeting?

        Although the Company encourages you to complete and return the proxy card or to vote by telephone or via the Internet to ensure that your vote is counted, you may attend the Annual Meeting and vote your shares in person. All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. If you hold your shares in "street name" (that is, through a brokerage firm, bank, or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. In all cases, you must bring a form of personal identification. To ensure the availability of adequate space for the Company's stockholders wishing to attend the Annual Meeting, priority seating will be given to stockholders of record, stockholders who hold their shares in street name and invited guests of management. In addition, each stockholder may bring one guest. In order that seating may be equitably allocated, a stockholder wishing to bring more than one guest must write to the Secretary of the Company in advance of the Annual Meeting and receive written concurrence.

Who is entitled to vote?

        Stockholders who owned the Company's common stock at the close of business on the record date, April 20, 2004, are entitled to vote at the Annual Meeting or any postponements or adjournments thereof. Each share of common stock outstanding on the record date is entitled to one vote on each matter to be voted upon at the Annual Meeting.

        Pursuant to the Company's stockholder agreement, dated as of September 19, 2001 (the "Stockholder Agreement"), with Bristol-Myers Squibb Company ("BMS") and Bristol-Myers Squibb Biologics Company, BMS currently has the right to nominate two directors. BMS and its affiliates currently are required to vote all of their shares of the Company's common stock in the same proportion as the votes cast by all of the Company's other stockholders with respect to the election or removal of non-BMS nominated directors.

What constitutes a quorum?

        The presence at the Annual Meeting of a majority of the outstanding shares of common stock of the Company, represented either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. As of the record date, the Company had 75,952,931 shares of common stock outstanding. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum at the Annual Meeting.

What vote is required to approve each item?

        Election of Directors.    The affirmative vote of a plurality of the votes cast at the Annual Meeting, either in person or by proxy, is required for the election of directors. This means that the individuals who receive the highest number of votes will be elected as directors, up to the maximum number of directors to be chosen at the Annual Meeting.

        Ratification of KPMG LLP.    The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be required for approval.

        Abstentions and broker non-votes will not be voted either in favor of or against any of the proposals. For the election of directors, which requires a plurality of the votes cast, votes withheld from one or more nominees will be excluded entirely from the vote and will have no effect on the outcome. For the ratification of KPMG LLP, which will be decided by the affirmative vote of a majority of the votes cast, abstentions will be counted for purposes of determining the number of votes cast on the proposal and will have the same effect as negative votes, but broker non-votes will not be counted as entitled to vote. Under Delaware law, stockholders will not have appraisal or similar rights in connection with any proposal set forth in this proxy statement.

How do I vote?

        You may vote in the following ways:

          (a)   In person:    The Company will pass out written ballots to anyone who wants to vote in person at the Annual Meeting. However, if you hold your shares in street name, you must request a proxy card from your broker in order to vote at the Annual Meeting. Holding shares in "street name" means that you hold them through a brokerage firm, bank, or other nominee and, therefore, the shares are not held in your individual name in the records maintained by our transfer agent, EquiServe Trust Company, N.A., but instead are held in the name of your brokerage firm, bank, or other nominee.

          (b)   By mail:    Please complete and sign your proxy card and return it to the Company by mail in the enclosed pre-addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If an additional proposal comes up for a vote at the Annual Meeting that is not on the proxy card, your shares will be voted in the best judgment of the Company's authorized proxies, Michael J. Howerton, Daniel S. Lynch and Clifford R. Saffron.

If you do not mark your voting instructions on the proxy card, your shares will be voted as follows:

      •
      FOR approval of the nine nominated directors; and

      •
      FOR ratification of KPMG LLP as the Company's independent auditors for 2004.

          (c)   By telephone:    Call the toll-free telephone number on your proxy card to vote by telephone. You must have a touch-tone telephone to use this option. You will need to follow the instructions on your proxy card and the voice prompts.

          (d)   Via the Internet:    Go to the website listed on your proxy card to vote via the Internet. You will need to follow the instructions on your proxy card and on the website.

        Telephone and Internet voting options are available 24 hours a day, seven days a week. When prompted, you will need to enter the control number shown on your proxy card. You will then be able to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone or via the Internet, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. The telephone and Internet voting procedures, including the use of control numbers found on the proxy cards, are designed to authenticate stockholders' identities, to allow stockholders to vote their shares of common stock and to confirm that their instructions have been properly recorded. If you vote by telephone or via the Internet, you do not need to return your proxy card. If you hold your shares in street name, you may vote by telephone or via the Internet if your broker or nominee makes these methods available, in which case the broker or nominee will enclose the instructions with this proxy statement.

What if I am a beneficial owner rather than a holder of record?

        If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name. These proxy materials are being forwarded to you by your broker or nominee, who is considered to be the holder of record with respect to your shares. As the beneficial owner, you have the right to direct your broker or nominee as to how to vote by filling out the voting instruction form provided by your broker or nominee. Telephone and Internet voting options may also be available to beneficial owners. As a beneficial owner, you are also invited to attend the Annual Meeting, but you must obtain a legal proxy from the holder of record of your shares in order to vote in person at the Annual Meeting.

If I hold my shares in a brokerage account and do not return voting instructions, will my shares be voted?

        If your shares are held in street name, your broker or nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is "routine." Under the rules that govern brokers who have record ownership of shares beneficially owned by their clients, brokers have discretion to cast votes on routine matters, such as the election of Directors and ratification of the appointment of independent auditors, without voting instructions from their clients. Brokers are not permitted, however, to cast votes on "non-routine" matters without such voting instructions. A "broker non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

Can I change my vote after I return my proxy?

        Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing a notice of revocation or an executed proxy card bearing a later date with the Secretary of the Company at the Company's principal executive offices at 180 Varick Street, New York, New York 10014. You may also change or revoke your proxy by telephone or via the Internet at any time before the Annual Meeting in accordance with the instructions on the enclosed proxy card. The proxy also can be revoked if you attend the Annual Meeting in person and give notice of your intention to vote at the Annual Meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Who pays for this proxy solicitation?

        The Company does. In addition to sending you these materials, some of the Company's employees may contact you by telephone, by mail, or in person. None of these employees will receive any extra compensation for doing this. In addition, the Company has retained Georgeson Shareholder Communications, Inc. to assist the Company in soliciting your proxy for a fee of $6,000 plus reasonable out-of-pocket expenses.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Principal Holders

        The following table shows the amount of the Company's common stock beneficially owned as of March 15, 2004 by each person or group who is known by the Company, in reliance on Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"), to beneficially own more than 5% of the Company's outstanding shares of common stock. In general, "beneficial ownership" refers to shares that an individual or entity has the power to vote, or dispose of, and stock options that are currently exercisable or will become exercisable within 60 days of March 15, 2004. Unless otherwise indicated, each person named below holds sole investment and voting power, other than the powers that may be shared with the person's spouse under applicable law.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)(2)
Bristol-Myers Squibb Company(3) 345 Park Avenue New York, New York 10154	14,392,003	19.08%
Barberry Corp.(4) 100 South Bedford Road Mount Kisco, New York 10549	5,241,201	6.95%
Citigroup Inc.(5) 399 Park Avenue New York, New York 10043	4,730,721	6.27%
FMR Group(6) 82 Devonshire Street Boston, Massachusetts 02109	3,902,938	5.17%

(1)
The percentage of voting stock owned by each stockholder is calculated by dividing: (1) the number of shares deemed to be beneficially held by such stockholder as of March 15, 2004, as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); by (2) the sum of (A) 75,434,207 which is the number of shares of common stock outstanding as of March 15, 2004; plus (B) the number of shares of common stock issuable upon exercise of currently exercisable options and other derivative securities held by such stockholder.

(2)
These percentages have been calculated based upon the number of shares reported as beneficially owned in the stockholder's latest Schedule 13G or Schedule 13D filing prior to March 15, 2004 and the number of shares outstanding as of March 15, 2004.

(3)
This information is as of March 6, 2002 and is furnished in reliance on Amendment No. 2 to Schedule 13D, filed with the SEC on March 6, 2002.

(4)
This information is furnished in reliance on the stockholder's Schedule 13D filed with the SEC on March 3, 2004. This number includes 900,800 shares beneficially owned by Icahn & Co., Inc., 4,401,401 shares beneficially owned by High River Limited Partnership, 300,000 shares beneficially owned by Dixon Guarantor LLC and 13,000 shares beneficially owned by Gail Golden. Barberry is the general partner of High River and the sole shareholder of Icahn & Co. High River is the sole member of Dixon Guarantor. Barberry is wholly-owned by Mr. Carl Icahn.

(5)
This information is furnished in reliance on the stockholder's Schedule 13G filed with the SEC on February 17, 2004. This number includes 3,907,275 shares owned by Smith Barney Fund Management LLC, a wholly owned subsidiary of Citigroup Inc.

(6)
This information is furnished in reliance on Amendment No. 5 to the stockholder's Schedule 13G, filed with the SEC on February 17, 2004. This number includes 3,889,938 shares beneficially owned by Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and a registered investment adviser, as a result of acting as an investment adviser to various registered investment companies. FMR Group is the parent company of various Fidelity funds and related parties. Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a director of FMR Corp., are also listed on the Schedule 13G as beneficial owners of the 3,902,938 shares.

Directors and Executive Officers

        The following table shows certain information regarding the amount of the Company's common stock beneficially owned as of March 15, 2004 by (a) the members of the Company's Board of Directors; (b) the Company's Chief Executive Officer and the four most highly compensated executive officers (other than the Chief Executive Officer); and (c) the directors and executive officers of the Company as a group.

Name, Address and Position(1)	Amount and Nature of Beneficial Ownership		Percent of Class(2)
David M. Kies, Chairman of the Board	491,725	(3)	*
Vincent T. DeVita, Jr., M.D., Director, Directors	309,055	(4)	*
William R. Miller, Director	231,471	(5)	*
Andrew G. Bodnar, M.D., J.D., Director	92,500	(6)	*
John A. Fazio, Director	45,333	(7)	*
Joseph L. Fischer, Director	18,561	(8)	*
William W. Crouse, Director	7,109	(9)	*
David Sidransky M.D., Director	7,109	(10)	*
Daniel S. Lynch, Chief Executive Officer and Director	382,084	(11)	*
S. Joseph Tarnowski, Ph.D., Senior Vice President, Manufacturing Operations and Product Development	255,176	(12)	*
Lily Waiyee Lee, Ph.D. Senior Vice President, Regulatory Affairs, Biostatistics and Quality Assurance	74,755	(13)	*
Clifford R. Saffron, Senior Vice President and General Counsel	57,375	(14)	*
Michael J. Howerton, Vice President, Finance and Business Development, Acting Chief Financial Officer and Secretary	46,581	(15)	*
Harlan W. Waksal(18)	3,106,847	(16)	4.10%
All Directors and Executive Officers as a Group	2,837,715	(17)	3.76%

*
Less than 1%.

(1)
Unless otherwise noted, each person's address is in care of ImClone Systems Incorporated, 180 Varick Street, Sixth Floor, New York, New York 10014.

(2)
The percentage of voting stock owned by each stockholder is calculated by dividing: (1) the number of shares deemed to be beneficially held by such stockholder as of March 15, 2004, as determined in accordance with Rule 13d-3 of the Exchange Act; by (2) the sum of (A) 75,434,207 which is the number of shares of common stock outstanding as of March 15, 2004; plus (B) the number of shares of common stock issuable upon exercise of currently exercisable options and other derivative securities held by such stockholder. For purposes of this security ownership table, beneficial ownership includes currently exercisable options, which consist of options exercisable as of March 15, 2004 or within 60 days after March 15, 2004. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)
Includes 146,717 shares issuable upon the exercise of currently exercisable options; 30,000 shares held by a family foundation of which Mr. Kies is one of the trustees; 16,400 shares held as co-trustee for a trust for Mr. Kies' eldest minor son and 615 shares held by Mr. Kies' spouse as to which Mr. Kies disclaims beneficial ownership.

(4)
Includes 301,500 shares issuable upon the exercise of currently exercisable options.

(5)
Includes 132,500 shares issuable upon the exercise of currently exercisable options.

(6)
Address is in care of Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154. Consists of 92,500 shares issuable upon exercise of currently exercisable options.

(7)
Includes 45,333 shares issuable upon the exercise of currently exercisable options.

(8)
Includes 18,261 shares issuable upon the exercise of currently exercisable options.

(9)
Includes 7,109 shares issuable upon the exercise of currently exercisable options.

(10)
Includes 7,109 shares issuable upon the exercise of currently exercisable options.

(11)
Includes 382,084 shares issuable upon the exercise of currently exercisable options.

(12)
Includes 214,926 shares issuable upon the exercise of currently exercisable options.

(13)
Includes 72,125 shares issuable upon the exercise of currently exercisable options.

(14)
Includes 54,875 shares issuable upon the exercise of currently exercisable options.

(15)
Includes 43,125 shares issuable upon the exercise of currently exercisable options.

(16)
Includes 4,086 shares owned by Dr. Harlan W. Waksal's sons and 157 shares owned in a joint account with his wife. Beneficial share ownership for Dr. Waksal is based upon the number of shares that Dr. Waksal beneficially owned on July 22, 2003, the date that Dr. Waksal departed the Company. Since Dr. Waksal is no longer associated with the Company and has not provided the Company with the updated number of shares which he beneficially owns, the Company can make no assurances that this number is correct as of March 15, 2004 or any subsequent date.

(17)
Includes an aggregate of 2,323,393 shares issuable upon the exercise of currently exercisable options.

(18)
Dr. Waksal served as the Company's President and Chief Executive Officer from May 23, 2002 until April 29, 2003. Thereafter, he served as the Company's Chief Scientific Officer until his departure from the Company on July 22, 2003.

PROPOSAL NO. 1

ELECTION OF BOARD OF DIRECTORS

        Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated for election at the Annual Meeting a slate of nine nominees, all of whom currently are serving on the Board.

        Pursuant to the Stockholder Agreement with BMS, BMS has the right to nominate two directors as long as its ownership interest in the Company is 12.5% or greater. BMS currently has an ownership interest of 19.08%, and therefore has the right to nominate two directors. The Company currently expects that BMS will nominate only one director, Dr. Andrew Bodnar, for election at the Annual Meeting.

        The Board of Directors, acting upon the unanimous recommendation of its Nominating and Corporate Governance Committee, has nominated Mr. David M. Kies, Dr. Andrew G. Bodnar, Mr. William W. Crouse, Dr. Vincent T. DeVita, Jr., Mr. John A. Fazio, Mr. Joseph L. Fischer, Mr. Daniel S. Lynch, Mr. William R. Miller and Dr. David Sidransky for election as directors at the Annual Meeting. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy or for the balance of those nominees named without nomination of a substitute.

Nominees for Director

Name	Age	Current Position with Company	Director of Company Since
David M. Kies(2)(3)(5)	60	Chairman of the Board	1996
Andrew G. Bodnar, M.D., J.D.(4)(5).	56	Director	2001
William W. Crouse(1)(2)	61	Director	2004
Vincent T. DeVita, Jr., M.D.(4)(5)	69	Director	1992
John A. Fazio(1)(2)(5)	60	Director	2003
Joseph L. Fischer(1)(3)(5)	53	Director	2003
Daniel S. Lynch	46	Director & Chief Executive Officer	2004
William R. Miller(1)(2)(3)(5)	76	Director	1996
David Sidransky, M.D.(3)(4)	43	Director	2004

(1)
Member of the Audit Committee.

(2)
Member of the Compensation and Stock Option Committee.

(3)
Member of the Nominating and Corporate Governance Committee.

(4)
Member of the Research Oversight Committee.

(5)
Member of the Search Committee. The Search Committee ceased to function on February 12, 2004, when the Company announced the appointment of Daniel S. Lynch as Chief Executive Officer.

        Biographical imformation concerning the director nominees is set forth below.

        David M. Kies, 60, has served as a director of the Company since June 1996. On February 12, 2004, Mr. Kies was named Chairman of the Board of Directors. Mr. Kies is a Partner of the New York-based law firm Sullivan & Cromwell, specializing in mergers and acquisitions, securities and general corporate matters.

        Andrew G. Bodnar, M.D., J.D., 56, has served as a director of the Company since November 2001. Dr. Bodnar was designated and is being nominated as a director pursuant to a Stockholder Agreement, dated as of September 19, 2001, among the Company, Bristol-Myers Squibb Company and Bristol-Myers Squibb Biologics Company. Dr. Bodnar is Senior Vice President, Strategy and Medical & External Affairs of Bristol-Myers Squibb Company. Previously, Dr. Bodnar served as President, Oncology/Immunology and Worldwide Strategic Business Development for Bristol-Myers Squibb's Pharmaceutical Group. Prior to joining Bristol-Myers Squibb, Dr. Bodnar was Associate Chief of Internal Medicine, Acting Chief of Cardiology and Director of the Internal Medicine Residency Program at Massachusetts General Hospital in Boston. Dr. Bodnar serves on the Board of Trustees of The New York Blood Center, The Fox Chase Cancer Center and The American Boychoir School.

        William W. Crouse, 61, has served as a director of the Company since January 2004. He is a Managing Director and General Partner of HealthCare Ventures LLC, one of the world's largest biotech venture capital firms. He was former Worldwide President of Ortho Diagnostic Systems and Vice President of Johnson & Johnson International. He also served as Division Director of DuPont Pharmaceuticals and as President of Revlon Health Care Group's companies in Latin America, Canada and Asia/Pacific. Currently, he serves as a Director of The Medicines Company. He formerly served on the Boards of BioTransplant, Inc., Dendreon Corporation, OraSure Technologies, Inc., Human Genome Sciences, Raritan Bancorp, Inc., and Allelix Biopharmaceuticals, Inc. He currently serves as Trustee of Lehigh University and as Trustee of the New York Blood Center. Mr. Crouse was a graduate of Lehigh University (Finance and Economics) and Pace University (M.B.A.).

        Vincent T. DeVita, Jr., M.D., 69, the Amy and Joseph Perella Professor of Medicine at the Yale Cancer Center has served as a director of the Company since February 1992. Since 1993, Dr. DeVita has served as Director of the Yale Cancer Center, as well as Professor of Medicine and Professor of Epidemiology and Public Health at Yale University School of Medicine, New Haven, Connecticut. From September 1988 through June 1995, Dr. DeVita served as Attending Physician at Memorial Sloan-Kettering Cancer Center ("Sloan Kettering"), New York, and through June 1991, as Physician-in-Chief. From 1980 to 1988, he served under Presidential appointment as Director of the National Cancer Institute ("NCI"), where he had held various positions since 1966. During his years with the NCI, Dr. DeVita was instrumental in developing the first successful combination cancer chemotherapy program. This work ultimately led to effective regimens of curative chemotherapy for a variety of cancers. Dr. DeVita's numerous awards include the 1990 Armand Hammer Cancer Prize and the 1982 Albert and Mary Lasker Medical Research Award for his contribution to the cure of Hodgkin's disease. Dr. DeVita received his M.D. from the George Washington University School of Medicine, Washington, D.C. in 1961.

        John A. Fazio, 60, has served as a director of the Company since February 2003. Mr. Fazio is a Certified Public Accountant and Certified Management Accountant and was with PricewaterhouseCoopers ("PwC") from 1966 to 2000. As a Senior General Practice Partner, he served as the lead audit partner to a number of PwC's key multinational and national clients. Mr. Fazio was also a National Business Leader in PwC's pharmaceutical practice where he was responsible for developing and delivering services on business issues impacting the industry. As the head of PwC's Strategic Risk Services practice, he managed a group of senior specialists to assist companies in identifying key risks within their businesses and to establish controls to mitigate such risks. Mr. Fazio is a Director of Dendrite International, Inc. and Heidrick & Struggles International, Inc. Mr. Fazio

earned his Bachelor of Science in Accounting from Penn State University in 1965 and a Masters Degree in Accounting from Ohio State University in 1967.

        Joseph L. Fischer, 53, has served as a director of the Company since September 2003. During his 30 year career, Mr. Fischer served in a variety of senior management positions, including international experience with the Dial Corporation and Johnson & Johnson ("J&J"). As a Senior Vice President of Dial Corporation, he directed the international expansion of Dial's Consumer Products. Prior to working at Dial, Mr. Fischer spent over 14 years with J&J where he served in senior management positions in both finance and Global General management, most notably as Group President of Global Personal Care Products, President of J&J Canada, Managing Director of J&J Scandanavia and Vice President and Corporate Controller. Prior to J&J, he was a member of the research staff of the Financial Accounting Standards Board. Mr. Fischer became a CPA in New York. Mr. Fischer is a Director of Epicept Corporation. In 1972, he graduated with a Bachelor of Science in Accounting at Penn State University.

        Daniel S. Lynch, 46, has served as a director and Chief Executive Officer of the Company since February 2004. He joined the Company in April 2001 as its Vice President, Finance and Chief Financial Officer. In September 2001, he was promoted to Senior Vice President, Finance and Chief Financial Officer and in February 2002, he was appointed Secretary of the Company. In April 2003, he was named Acting Chief Executive Officer and was appointed Senior Vice President and Chief Administrative Officer. On February 12, 2004, he was named Chief Executive Officer and a director of the Company. From May 1999 through March 2001, he served as Chief Financial Officer of Derby Cycle Corporation. Prior to this, Mr. Lynch served for 15 years in various capacities at Bristol-Myers Squibb Company, including from December 1998 through May 1999, as its Vice President, Finance, U.S. Pharmaceutical, Worldwide Medicines Group.

        William R. Miller, 76, has served as a director of the Company since June 1996. Mr. Miller served as Vice Chairman of the Board of Directors of the Bristol-Myers Squibb Company from 1985 until 1991, at which time he retired. Mr. Miller is the current Chairman of the Board of Vion Pharmaceuticals, Inc. He is Chairman of the Board of Trustees of the Cold Spring Harbor Laboratory and is a past Chairman of the Board of the Pharmaceutical Manufacturers Association. Mr. Miller is a Trustee of the Manhattan School of Music, a director of the Opera Orchestra of New York and a Managing Director of the Metropolitan Opera Association. He is a member of Oxford University Chancellor's Court of Benefactors, Honorary Fellow of St. Edmund Hall and Chairman of the English-Speaking Union of the United States.

        David Sidransky, M.D., 43, has served as a director of the Company since January 2004. He is a founder of several private biotechnology companies and has served on numerous scientific advisory boards of many private and public companies, including Medimmune, Telik, Roche and Amgen. He was formerly on the board of scientific counselors at the NIDCR and is currently a member of the Recombinant DNA advisory committee at the National Institute of Health NIH (RAC). Dr. Sidransky is on numerous editorial boards and is senior editor of Clinical Cancer Research. Currently, Dr. Sidransky is the Director of the Head and Neck Cancer Research Division at Johns Hopkins University School of Medicine. In addition, he is Professor of Oncology, Otolaryngology-Head and Neck Surgery, Cellular & Molecular Medicine, Urology, Genetics, and Pathology at John Hopkins University and Hospital. Dr. Sidransky is certified in Internal Medicine and Medical Oncology by the American Board of Medicine. He has over 250 peer-reviewed publications, and has contributed more than 40 cancer reviews and chapters and also has numerous issued biotechnology patents. He has been the recipient of many awards and honors, including the 1997 Sarstedt International prize from the German Society of Clinical Chemistry, the 1998 Alton Ochsner Award Relating Smoking and Health by the American College of Chest Physicians and the 2004 Hinda and Richard Rosenthal Award from the American Association of Cancer Research.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL OF THE NOMINEES NAMED ABOVE.

Directors' Cash Compensation

        In 2003, each non-employee director of the Company (other than the Chairman of the Board or Lead Director) was paid an annual fee of $30,000, or a pro rated portion thereof for persons not serving the full fiscal year. The Chairman of the Board or Lead Director was paid an annual fee of $45,000, or a pro rated portion thereof. Each non-employee director also was reimbursed for his reasonable out-of-pocket expenses incurred in connection with his Board and Board committee activities.

        In addition, for the majority of 2003, the chairman of each of the Audit Committee, Compensation and Stock Option Committee, Nominating and Corporate Governance Committee and Research Oversight Committee received $10,000, or a pro rated portion thereof for persons not serving the full fiscal year, as compensation for his services as committee chairman. Effective as of November 5, 2003, the compensation of the Audit Committee chairperson was increased from $10,000 to $15,000, and the compensation of the Compensation and Stock Option Committee chairperson was increased from $10,000 to $12,500. Additionally, each member of the Audit Committee (other than the Chairperson) was paid annual compensation of $5,000 or a pro rated portion thereof.

        During 2003, following the first five in-person meetings of the Board of Directors, each non-employee director received compensation of $1,000 for attendance at each in-person Board meeting. Following the first three telephonic meetings of the Board, each non-employee director received compensation of $500 for attendance at each telephonic Board meeting. In 2003, after attending the requisite number of in-person or telephonic committee meetings described below, each committee member was paid $400 for attendance at each in-person committee meeting and $200 for attendance at each telephonic meeting. Each non-employee director on the Audit Committee received compensation for committee meetings after having attended four in-person and four telephonic meetings of the Audit Committee. Each non-employee director on the Compensation and Stock Option Committee received compensation after having attended three in-person and one telephonic meeting of the Compensation and Stock Option Committee. Each non-employee director on the Nominating and Corporate Governance Committee received compensation after having attended three in-person meetings of the Nominating and Corporate Governance Committee. Each non-employee director on the Research and Oversight Committee received compensation for committee meetings after having attended two in-person and twelve telephonic meetings of the Research and Oversight Committee. There was not a minimum number of required meetings for the Search Committee, therefore, each non-employee director on the Search Committee was compensated for each committee meeting he attended, whether in-person or telephonically. The above compensation guidelines were changed effective as of November 5, 2003. After November 5, 2003, following the first five meetings of the Board, each non-employee director received compensation of $1,000 for attendance at each in-person Board meeting and $500 for attendance at each telephonic Board meeting exceeding 30 minutes in length. Each non-employee director also received compensation of $1,000 for attendance at each in-person committee meeting and $500 for attendance at each telephonic committee meeting exceeding 30 minutes in length.

        The Company does not pay director fees to its employee directors, who currently consist of Daniel S. Lynch.

Directors' Stock Options

        In 2003, each non-employee director of the Company (other than the Chairman of the Board or the Lead Director) was granted options to purchase 30,000 shares of common stock or a pro-rated portion thereof if they did not serve the full fiscal year. The Chairman of the Board or the Lead Director was granted options to purchase 45,000 shares of common stock, or a pro rated portion thereof if they did not serve the full fiscal year. Specific details of all non-employee director stock option grants awarded in 2003 are set forth in the table below.

        Each individual joining the Board for the first time during the fiscal year receives a pro rated portion of the options described above based on the portion of the fiscal year served. These options vest quarterly, subject to the individual's continued service on the Board on the scheduled date of vesting and have an exercise price equal to the fair market value of the common stock on the date of grant. In the event a director leaves the Board, his 30,000 share option grant will vest daily for the quarterly period in which his service as a director ended. In addition, each non-employee director joining the Board for the first time is made a one-time grant of options to purchase 50,000 shares of common stock. Such options vest as to 25% of the shares of common stock over the four-year period commencing with the date of grant, subject to such individual's continued service on the Board on the scheduled date of vesting, and have an exercise price equal to the fair market value of the common stock on the date of grant. From time to time, non-employee directors of the Company may be granted additional options in consideration for providing services on the Board. In 2003, options to purchase 5,000 shares of common stock having an exercise price equal to the fair market value of the common stock on the date of grant, which fully vested on the date of grant, were granted to each of Drs. Vincent T. DeVita Jr., Arnold J. Levine and John Mendelsohn and Messrs. Robert F. Goldhammer, David M. Kies, Paul B. Kopperl and William R. Miller. The table below sets forth option grants that were made during fiscal 2003 in consideration for non-employee director's service on the Board.

Name	Number of Options
David M. Kies	45,467	(1)(2)(6)
Andrew G. Bodnar	30,000	(1)
Vincent T. DeVita, Jr	35,000	(1)(2)
John A. Fazio	75,333	(3)(4)
Joseph L. Fischer	60,761	(7)(8)
William R. Miller	35,000	(1)(2)
Robert F. Goldhammer	42,912	(5)(2)
Paul B. Kopperl	35,000	(1)(2)(9)
Arnold J. Levine	35,000	(1)(2)(9)
John Mendelsohn	35,000	(1)(2)(9)

(1)
Options for 30,000 shares were granted, pursuant to the terms of the 2002 Non-Qualified Stock Option Plan, on January 24, 2003 at a per share exercise price of $10.60, which is equal to the fair market value of the common stock on the date of grant. The options vested quarterly and became exercisable in their entirety on January 24, 2004 and will terminate on January 23, 2013.

(2)
Options for 5,000 shares were granted, pursuant to the terms of the 2002 Non-Qualified Stock Option Plan, on January 24, 2003 at a per share exercise price of $10.60, which is equal to the fair market value of the common stock on the date of grant. The options vested and became exercisable in their entirety on January 24, 2003 and will terminate on January 23, 2013.

(3)
Options for 25,333 shares were granted, pursuant to the terms of the 2002 Non-Qualified Stock Option Plan, on February 27, 2003 at a per share exercise price of $13.23, which is equal to the fair market value of the common stock on the date of grant. The options vested quarterly and became exercisable in their entirety on January 24, 2004 and will terminate on January 23, 2013.

(4)
Options for 50,000 shares were granted, pursuant to the terms of the 2002 Non-Qualified Stock Option Plan, on February 27, 2003 at a per share exercise price of $13.23, which is equal to the fair market value of the common stock on the date of grant. These options vest 25% annually beginning February 27, 2004 and will terminate on February 26, 2013.

(5)
Options for 37,912 shares were granted, pursuant to the terms of the 2002 Non-Qualified Stock Option Plan, on January 24, 2003 at a per share exercise price of $10.60, which is equal to the fair market value of the common stock on the date of grant. Mr. Goldhmammer resigned from the Board of Directors on July 17, 2003, therefore 15,577 shares from this grant were cancelled pursuant to the terms of the 2002 Non-Qualified Stock Option Plan. The remaining 22,335 shares vested quarterly and were fully exercisable as of July 17, 2003 and will terminate on January 23, 2013.

(6)
Options for 10,467 shares were granted, pursuant to the terms of the 2002 Non-Qualified Stock Option Plan, on May 14, 2003 at a per share exercise price of $20.07, which is equal to the fair market value of the common stock on the date of grant. The options vested quarterly and became exercisable in their entirety on January 24, 2004 and will terminate on January 23, 2013.

(7)
Options for 50,000 shares were granted, pursuant to the terms of the 2002 Non-Qualified Stock Option Plan, on September 15, 2003 at a per share exercise price of $46.19, which is equal to the fair market value of the common stock on the date of grant. These options vest 25% annually beginning September 15, 2004 and will terminate on September 14, 2013.

(8)
Options for 10,761 shares were granted, pursuant to the terms of the 2002 Non-Qualified Stock Option Plan, on September 15, 2003 at a per share exercise price of $46.19, which is equal to the fair market value of the common stock on the date of grant. The options vested quarterly and became exercisable in their entirety on January 24, 2004 and will terminate on January 23, 2013.

(9)
These Directors did not stand for re-election to the Board of Directors at the Company's 2003 Annual Meeting of Stockholders held on September 15, 2003, and therefore 10,679 shares granted on January 24, 2003, were cancelled pursuant to the terms of the 2002 Non-Qualified Stock Option Plan

COMMITTEES OF THE BOARD OF DIRECTORS

Committees

        During 2003, the Board of Directors met twenty-two times. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he served as a director) and the total number of meetings held by all committees of the Board on which he served (during the period that he served).

        The Board of Directors has four standing committees: the Audit Committee, the Compensation and Stock Option Committee, the Nominating and Corporate Governance Committee, and the Research Oversight Committee.

        The Board has elected Mr. Kies to serve as Lead Director and then as Chairman of the Board. The Chairman of the Board, among other things, sets a Board agenda, facilitates communication among directors, works with the Chief Executive Officer to ensure appropriate information flow to the Board, and chairs executive sessions of the independent directors when appropriate. Assignments to, and chairs of, the committees are recommended by the Nominating and Corporate Governance Committee and are selected by the Board. All committees report on their activities to the Board.

        Audit Committee.    The Audit Committee monitors the integrity of the Company's financial statements, the independence and qualifications of the independent auditors, the performance of the Company's internal auditors as well as the independent auditors and the effectiveness of the Company's disclosure controls and procedures and internal controls. The Audit Committee is also responsible for retaining (subject to stockholder approval), evaluating, and, if appropriate, recommending the termination of the Company's independent auditors. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee operates under a charter approved by the Board. The charter is posted on the Company's website at www.imclone.com. The Audit Committee met twenty times during fiscal year 2003. The current members of the Audit Committee are John A. Fazio (chairman), William W. Crouse, Joseph L. Fischer and William R. Miller. Each of these members is independent under SEC and NASDAQ rules and listing standards currently in effect. The Board has determined that Mr. Fazio and Mr. Fischer are audit committee financial experts.

        Compensation and Stock Option Committee.    The Compensation and Stock Option Committee reviews and approves compensation and benefits policies and objectives, concludes whether the Company's officers, directors and employees are compensated according to these objectives, and carries out the Board's responsibilities relating to the compensation of the Company's executive officers. The Compensation and Stock Option Committee operates under a charter approved by the Board. The charter is posted on the Company's website at www.imclone.com. The Compensation and Stock Option Committee met ten times during fiscal year 2003. The Compensation and Stock Option Committee currently consists of William R. Miller (chairman), William W. Crouse, John A. Fazio and David M. Kies. Each of these members is independent under NASDAQ listing standards currently in effect.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the director nominees for the Annual Meeting of stockholders, developing and recommending to the Board a set of corporate governance principles, and playing a general leadership role in the Company's corporate governance. The Nominating and Corporate Governance Committee operates under a charter approved by the Board. The charter is posted on the Company's website at www.imclone.com. The Nominating and Corporate Governance Committee met four times during fiscal year 2003. The current members of the Nominating and Corporate Governance Committee are David M. Kies (chairman), Joseph L. Fischer, William R. Miller and Dr. David Sidransky. Each of these members is independent under NASDAQ listing standards currently in effect.

        Research Oversight Committee.    The Research Oversight Committee is responsible for overseeing the Company's research and development. The Research Oversight Committee operates under a charter approved by the Board. The charter is posted on the Company's website at www.imclone.com. The Research Oversight Committee met once during fiscal year 2003. The current members of the Research Oversight Committee are Dr. Vincent T. DeVita Jr. (chairman), Dr, Andrew G. Bodnar and Dr. David Sidransky.

        Search Committee.    The Search Committee was responsible for overseeing the search for a new Chief Executive Officer for the Company. The Search Committee did not operate under a written charter. The Search Committee met twenty times during 2003. The members of the Search Committee were David M. Kies (Chairman), Dr. Andrew G. Bodnar, Dr. Vincent T. DeVita, Jr., John A. Fazio, Joseph L. Fischer and William R. Miller. The Search Committee ceased to function on February 12, 2004, when the Company announced the appointment of Daniel S. Lynch as Chief Executive Officer.

Nomination of Directors

        The Nominating and Governance Committee seeks to create a Board that is strong in its collective judgment, skill, diversity and experience in the biotechnology/pharmaceutical, medical research and/or oncology industries, accounting and finance and business judgment. When the Nominating and Corporate Governance Committee reviews a potential new candidate, it looks specifically at the candidate's qualifications in light of the needs of the Board and the Company at that time given the then current mix of director attributes, and the extent to which the candidate otherwise would be a desirable addition to the Board and any committees of the Board. The composition of the Board should balance the following goals:

    •
    The size of the Board should facilitate substantive discussions of the whole Board in which each director can participate meaningfully;

    •
    The composition of the Board should encompass a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to the Company's business; and

    •
    A majority of the Board shall consist of directors who are neither officers nor employees of the Company or its subsidiaries, nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who are otherwise independent under NASDAQ and SEC rules.

        In evaluating current directors for re-nomination to the Board, the Nominating and Corporate Governance Committee assesses the performance of each such director, as well as the challenges and needs of the Company.

        General criteria for the nomination of director candidates include:

    •
    Personal qualities, characteristics, accomplishments and reputation in the business, scientific, and/or medical communities;

    •
    The ability and willingness to commit adequate time to Board and committee matters;

    •
    The fit of the individual's skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and

    •
    A diversity of viewpoints, background, experience and other factors.

        The Nominating and Corporate Governance Committee will ensure that a majority of the directors on the Board are independent in accordance with NASDAQ listing criteria. It also must ensure that the members of the Board maintain the requisite qualifications under NASDAQ listing standards and SEC

Rules for membership on the Audit, Compensation and Stock Option, and Nominating and Corporate Governance Committees.

        The Nominating and Corporate Governance Committee will consider nominations submitted by shareholders. The Nominating and Corporate Governance Committee considers nominations for director made by stockholders of the Company in accordance with the procedures for submission of proposals at annual or special meetings of stockholders set forth in the Company's Restated By-laws. Such procedures require that notice by any stockholder be delivered to the Secretary of the Company not less than 60 nor more than 90 days prior to the date of the Annual Meeting, which notice shall include a statement in writing setting forth the name and address of the person to be nominated as director, the number and class of all shares of each class of stock of the Company beneficially owned by such person, the information regarding such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC (or the corresponding provisions of any regulation subsequently adopted by the SEC applicable to the Company), and such person's signed consent to serve as a director of the Company if elected.

        The Nominating and Corporate Governance Committee currently employs a search firm to assist it in identifying candidates for director. The Committee also receives suggestions for director candidates from Board members.

Stockholder Communications with the Board of Directors

        The Company makes every effort to ensure that the views of stockholders are heard by the Board or individual directors, as applicable. As a result, the Company believes that there has not been a need to adopt a formal process for stockholder communications with the Board. However, the Nominating and Corporate Governance Committee of the Board will consider, from time to time, whether adoption of a formal process for stockholder communications with the Board has become necessary or appropriate.

Attendance at the Annual Meeting

        There is no Company policy requiring directors to attend annual meetings of stockholders, but directors are encouraged to attend the Company's annual meetings at which they stand for election or re-election. All of the members of the Board at the time of the Company's 2003 Annual Meeting of Stockholders attended the 2003 Annual Meeting.

Code of Business Conduct and Ethics

        The Company has adopted a Code of Business Conduct and Ethics that applies to all of its directors, officers, employees, scientific advisory board members and consultants, a copy of which is posted on the Company's corporate website at www.imclone.com. The Company intends to disclose any substantive amendment or waivers to such code.

Report of the Audit Committee of the Board of Directors

  Membership and Role of the Audit Committee

        The Audit Committee of the Board of Directors of the Company serves as an independent and objective party to monitor and provide general oversight of the Company's financial accounting and reporting process, selection of critical accounting policies, system of internal control, audit process for monitoring compliance with laws and regulations, and the Company's standards of business conduct. The Audit Committee operates under a written charter adopted by the Board of Directors on August 14, 2003, which can by found in the Corporate Governance section of the Company's corporate website, www.imclone.com. Among other matters, the Audit Committee, in its oversight role, reviews and reassesses the adequacy of the charter and the performance of the Audit Committee thereunder at least annually. Due to a unique set of circumstances during 2003 which necessitated delays in the Company's SEC filings and financial restatements, among other things, the Audit Committee met twenty times during 2003.

        During 2003, John A. Fazio (Chairman), Joseph L. Fischer, Paul B. Kopperl, Arnold J. Levine and William R. Miller served on the Audit Committee. Mr. Fazio was appointed to the Board of Directors and the Audit Committee on February 27, 2003, and became the Audit Committee chairman on September 15, 2003. Mr. Kopperl, the previous chairman, and Dr. Levine did not stand for re-election to the Audit Committee and the Board of Directors on September 15, 2003. Mr. Fischer was appointed to the Board of Directors and the Audit Committee on September 15, 2003. On January 21, 2004, William W. Crouse joined Messrs. Fazio, Fischer, and Miller as a member of the Board of Directors and the Audit Committee.

        Each member of the Audit Committee was and is an independent director as determined by the Company's Board of Directors, based upon the NASDAQ listing rules and the Company's independence guidelines. Each member of the Audit Committee also satisfies the SEC's additional independence requirement for members of audit committees. In addition, the Board of Directors has determined that John Fazio and Joseph Fischer are "audit committee financial experts," as defined by SEC rules.

  Review of the Company's Financial Statements

        As part of its oversight of the Company's financial statements, the Audit Committee reviews and discusses with both management and the Company's independent auditors ("KPMG LLP") all annual and quarterly financial statements prior to their issuance. This process includes an assessment of the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements. During fiscal 2003, management advised the Audit Committee that each set of financial statements had been prepared in accordance with generally accepted accounting principles generally accepted in the United States of America, and management reviewed significant accounting and disclosure issues with the Audit Committee.

        The Audit Committee discussed with KPMG LLP the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380), as currently in effect, and, with and without management present, reviewed and discussed the results of KPMG LLP's examination of the annual financial statements.

        The Audit Committee also discussed with KPMG LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from KPMG LLP to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect. In connection with these discussions, the Audit Committee obtained from KPMG LLP a formal written statement describing all relationships between it and the Company that might bear on the auditors' independence from the Company and its management. The Audit Committee further discussed with management and KPMG LLP any relationships that might have impacted or may impact the auditors' objectivity and independence, and has satisfied itself as to KPMG LLP's independence.

        During 2003, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company's internal and disclosure control structures. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company's internal auditing program and the steps taken to implement recommended improvements in internal controls and procedures. The Audit Committee's meetings include, whenever appropriate, executive sessions with KPMG LLP and with the Company's internal auditor, in each case without the presence of the

Company's management, to raise and discuss any issues or concerns that they may have had about the adequacy and proper, timely functioning of the Company's control, reporting, disclosure and compliance systems and procedures.

        In performing all of these functions, the Audit Committee acted and continues to act only in an oversight capacity on behalf of the Board of Directors. In its oversight role, the Audit Committee necessarily relies on the procedures, work and assurances of the Company's management, which has the primary responsibility for financial statements and reports, and of KPMG LLP, who, in its report, expresses an opinion on the conformity of the Company's audited financial statements to accounting principles generally accepted in the United States of America.

        Based on the Audit Committee's reviews and discussions noted above, the undersigned Audit Committee members recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Audit Committee also has recommended that KPMG LLP be selected as the Company's independent auditors for the fiscal year ending December 31, 2004.

                      Audit Committee:
                      John A. Fazio, Chairman
                      William W. Crouse
                      Joseph L. Fischer
                      William R. Miller

        The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any prior or future Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

INFORMATION CONCERNING EXECUTIVE OFFICERS

        Biographical information concerning the Company's Chief Executive Officer, who also serves as a director, is set forth above under the caption "Proposal No.1—Election of Directors." Biographical information concerning the Company's remaining executive officers is set forth below.

        Peter Bohlen, Ph.D., 61, has served as Senior Vice President, Research since January 2001. He joined the Company as Vice President, Research in September 1996 and served in that capacity through December 2000. Prior to joining the Company, Dr. Bohlen held managerial positions in drug discovery. He was Senior Director of Research at Ixsys (now Applied Molecular Evolution, Inc.) from 1995-1996 and served as Department Head of both Protein Chemistry and the Angiogenesis Research Program at American Cyanamid between 1987 and 1995. He has also held professorial appointments at The Salk Institute (1978-1984) and at the University of Zurich (1985-1988). Dr. Bohlen received his doctoral degree in chemistry from the University of Berne, Switzerland. His scientific work has focused on the study of essential regulatory proteins controlling various biological processes in neuroendocrinology, angiogenesis and cancer growth. He has over 220 peer-reviewed publications and over 25 issued patents. He has been/is serving on the Editorial Boards of scientific journals, including Analytical Biochemistry and Angiogenesis. In 1983, Dr. Bohlen was the recipient of the prestigious Cloetta Foundation Award (Switzerland) for his seminal work leading to the identification and characterization of important brain hormones.

        Michael J. Howerton, 52, has served as Vice President, Finance and Business Development, and as Acting Chief Financial Officer and Secretary since May 2003. From August 2001 until May 2003, Mr. Howerton served as the Company's Vice President, Business Development and was responsible for the pursuit and development of new business opportunities for the Company, including acquisitions, product in-licensing and out-licensing and strategic alliances. Prior to joining the Company, Mr. Howerton built a 25-year career at Bristol-Myers Squibb Company. In his most recent position at Bristol-Myers Squibb, Mr. Howerton served as Vice President, Financial Analysis and Assistant Controller from 1998 to 2001, directing activities relating to the financial and strategic analysis, budgeting and profit planning of the company. Prior to that position, Mr. Howerton served as Vice President, Corporate Development for eight years, and was responsible for activities relating to the acquisitions, divestitures and strategic alliances for the company's Worldwide Medicines Group.

        Lily Waiyee Lee, Ph.D., 48, has served as Senior Vice President, Regulatory Affairs, Biostatistics and Quality Assurance since January 2004. She joined the Company in April 2001 as its Vice President, Regulatory Affairs and Biostatistics. Dr. Lee was employed at The Lipsome Company, a division of Elan Corporation, as its Vice President, Clinical & Regulatory Operations and Biostatistics from 1995 to April 2001 and as its Executive Director, Biostatistics and Data Management from 1993 through 1994. Prior to that time, she was employed for over eight years in various statistical positions at Ciba Consumer Pharmaceuticals, a division of Ciba Geigy and at Janssen Pharmaceutical, a division of Johnson & Johnson. Dr. Lee earned a bachelor degree in statistics from the University of Minnesota and both a masters degree in Biostatistics and Ph.D. in Demography from the University of California, Berkeley.

        Ronald A. Martell, 42, has served as Senior Vice President, Commercial Operations since January 2004. He joined the Company in November 1998 as Vice President, Marketing and Sales. Prior to joining the Company, he worked at Genentech, Inc. for ten years where he held various positions. Most recently, from 1996 until joining the Company, he served as Genentech's Group Manager of Oncology Products where he directed the launch of Herceptin, Genentech's monoclonal antibody product approved to treat breast cancer. From 1995 to 1996, he served as Senior Product Manager where he launched Pulmozyme for cystic fibrosis in Europe. From 1994 through 1995, he served as Manager of Genentech's Piedmont Sales Division. Prior to that, he served from 1993 as Associate Product Manager for Genentech's Pulmozyme.

        Clifford R. Saffron, J.D., 46, has served as Senior Vice President and General Counsel since January 2003. He joined the Company on February 1, 2002, as Vice President, Legal and Special General Counsel. From February 1, 1994 through November 30, 2001, he was Senior Vice President—Deputy General Counsel of ICN Pharmaceuticals, Inc. Prior to this, from October 1989 through January 1994, he was a litigation associate with the law firm of Proskauer Rose LLP in its New York City office.

        S. Joseph Tarnowski, Ph.D., 50, has served as Senior Vice President, Manufacturing Operations and Product Development since April 2001. He was Vice President, Product and Process Development from January 1999 through April 2001. Prior to joining the Company, he held various positions with CellPro, Inc., the principal business of which was the development, manufacture and marketing of automated systems that utilize monoclonal antibodies to purify large quantities of specific cells for therapeutic and diagnostic applications. He joined CellPro in June 1992 as Vice President of Operations, was appointed to Vice President of Research and Development in June 1995 and became Senior Vice President and Chief Technical Officer in December 1996. From November 1986 to May 1992, Dr. Tarnowski was Director, Process and Product Development of Scios Nova Inc. (formerly California Biotechnology Inc.), a company that develops recombinant human proteins for therapeutic uses. Dr. Tarnowski received a Ph.D. in Biochemistry from the University of Tennessee in 1979 and was a Postdoctoral Fellow at the Roche Institute of Molecular Biology from 1979 through 1981.

        Larry Witte, Ph.D., 59, has served as Vice President of Research since 2001. Prior to this, he was Assistant Vice President, Research from 2000-2002. Dr. Witte, who joined the Company in 1990, currently oversees the research activities of the Company and directs the Molecular and Cell Biology

Laboratory. In addition to his position at ImClone Systems, Dr. Witte also serves as an Adjunct Professor of Anatomy and Cell Biology at Columbia University's College of Physicians and Surgeons (P&S). Dr. Witte earned his Bachelor of Science degree in Zoology (1970) and his Ph.D. degree in Physiology (1974) from Iowa State University, Ames, Iowa. He then completed a postdoctoral program in Cell Biology at Columbia University College of Physicians and Surgeons (1974-1977) under Dr. DeWitt Goodman and completed a research fellowship in Cell Biology at the Mayo Clinic (1977-1979). Dr. Witte then returned to Columbia University where he held a dual faculty appointment in the Department of Medicine and the Department of Anatomy and Cell Biology.

Employment and Separation Agreements

        On March 19, 2004, Daniel S. Lynch entered into an employment agreement with the Company effective as of that date. The term of Mr. Lynch's employment agreement is three years, provided that the term will automatically renew for one-year periods on the third anniversary of the effective date and on each anniversary of the effective date thereafter, unless either party notifies the other of its intent not to renew. This employment agreement superceded and cancelled Mr. Lynch's prior employment agreement with the Company dated as of September 19, 2001, as amended.

        On September 19, 2001, Daniel S. Lynch, S. Joseph Tarnowski and Harlan W. Waksal entered into employment agreements with the Company effective as of that date. The terms of these employment agreements were three years. The 2001 employment agreements with Dr. Harlan W. Waksal and Daniel S. Lynch are no longer in effect.

        The terms and conditions of the employment agreements are discussed below.

        Daniel S. Lynch Employment Agreement.    On February 12, 2004, the Company announced that the Board of Directors named Daniel S. Lynch Chief Executive Officer and a director of the Company.

        On March 19, 2004, the Company entered into an employment agreement with Mr. Lynch. Pursuant to the terms of the employment agreement, Mr. Lynch's initial base salary is $500,000 and he is eligible to receive an annual bonus targeted at 100% of his base salary but not exceeding 200% of his base salary for any given year. Mr. Lynch also is entitled to participate in the Company's annual incentive plan and programs and/or arrangements applicable to senior-level executives as established by the Company's Board of Directors.

        Upon execution of the employment agreement, Mr. Lynch was granted a ten year stock option to acquire 250,000 shares of the Company's common stock at an exercise price per share equal to $48.07, the fair market value at the close of market on the date of grant. The stock options will vest 33 1/3% on each of the first, second and third anniversaries of the date of grant. In addition, the stock options will become 100% vested upon a "change in control" of the Company. The stock options were granted under the Company's 2002 Stock Option Plan.

        If Mr. Lynch's employment is terminated by the Company without "cause" or by Mr. Lynch for "good reason" (each as defined in the employment agreement), Mr. Lynch will be entitled to receive, among other things: (1) unpaid base salary and expenses; (2) the prior year's earned but unpaid bonus, payable when bonuses are paid to other executives; (3) a pro-rata bonus for the year of termination of employment, but only if such bonus otherwise would have been paid, payable when bonuses are paid to other executives; (4) an amount equal to 300% of the sum of (a) the greater of (i) the base salary in effect on the date of termination of employment or (ii) the base salary in effect immediately prior to any reduction that would constitute good reason, plus (b) the average of the last three years' actual bonuses, payable 33 1/3% over the first year following the date of termination of employment and 66 2/3% payable in a lump sum on the first anniversary of the date of termination of employment; and (5) all stock options shall immediately become exercisable as of the date of the termination of employment, and each stock option shall remain exercisable for at least 90 days.

        If Mr. Lynch's employment is terminated by the Company for "cause" or by Mr. Lynch other than for good reason, Mr. Lynch will be entitled to receive, among other things: (1) unpaid base salary and expenses; and (2) other vested and accrued compensation and benefits.

        The employment agreement also contains standard confidentiality, non-competition and non-solicitation provisions.

        S. Joseph Tarnowski Employment Agreement.    Pursuant to the employment agreement with Dr. S. Joseph Tarnowski dated as of September 19, 2001, as amended as of January 5, 2004, Dr. Tarnowski serves as the Company's Senior Vice President, Manufacturing Operations and Product Development. Dr. Tarnowski's base salary is required to be not less than $280,000 and he is eligible to receive an annual bonus of not less than $100,000. Dr. Tarnowski is entitled to participate in customary employee benefit plans and programs sponsored by the Company.

        If Dr. Tarnowski's employment is terminated by the Company without "cause" or by Dr. Tarnowski for "good reason" (each as defined in the employment agreement), Dr. Tarnowski will be paid or provided, in addition to accrued but unpaid compensation and benefits and pro-rata bonus: (a) a lump-sum cash payment equal to three times the sum of his (i) base salary in effect at the date of termination less $20,000 and (ii) highest bonus paid in the last three years; (b) continuation of health and welfare benefits for three years; (c) immediate vesting of all stock-based awards (all outstanding options shall remain exercisable until the expiration of their term regardless of any termination of employment provisions therein contained); (d) lump sum payment equal to the present value of the maximum contributions the Company could have made under all of its retirement plans if he had continued to be employed by the Company for an additional three years; and (e) payment by the Company of all contributions or payments for the year of termination under all insurance benefits or policies for the benefit of Dr. Tarnowski of which he would become the owner.

        If any of the payments to be made to Dr. Tarnowski could result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the Company shall pay Dr. Tarnowski an additional amount to fully gross him up for such taxes, unless by reducing the amounts payable to him by less than 10%, no amounts would be subject to the excise tax, in which case the payments shall be so reduced.

        The employment agreement also contains standard confidentiality, non-competition and non-solicitation provisions.

        For purposes of the employment agreement, the Company will have "cause" to terminate Dr. Tarnowski upon: (a) a final conviction or plea of guilty or no contest to a felony involving moral turpitude; or (b) willful misconduct that is materially and demonstrably injurious economically to the Company. Among other events, Dr. Tarnowski will have "good reason" to terminate his employment with the Company: (a) if there is any material and adverse change in his duties or responsibilities; (b) if there is a reduction in his base salary, bonus opportunity, or any material benefit; (c) for any reason during the thirty-day period following the first anniversary of a change in control of the Company; (d) if he is required to relocate; or (e) if there is a breach of any material provision of the employment agreement by the Company.

        Harlan W. Waksal Employment Agreement.    Pursuant to the employment agreement with Dr. Waksal, which has now been terminated, he originally served as the Company's Executive Vice President and Chief Operating Officer and Director, then as the Company's President and Chief Executive Officer and Director and finally as the Company's Chief Scientific Officer and Director. Dr. Waksal's base salary was required to be not less than $455,000, and he was eligible to receive an annual bonus of at least $1,000,000 minus his base salary for the relevant year.

        The term of Dr. Waksal's employment agreement was to automatically extend beyond its three year initial term for one additional day each day served, unless a notice by the Company not to extend was provided. If Dr. Waksal's employment was terminated by the Company without "cause" or by Dr. Waksal for "good reason," Dr. Waksal was to be paid or provided, in addition to accrued but unpaid compensation and benefits and pro-rata bonus: (a) a lump-sum cash payment equal to three times the sum of his base salary and highest bonus paid in last three years (with highest bonus paid deemed to be at least two times his then-current base salary); (b) continuation of health and welfare benefits for three years; (c) immediate vesting of all stock-based awards, including the stock options discussed above, and all outstanding options were to remain exercisable until the expiration of their term regardless of any termination of employment provisions therein contained; (d) a lump sum payment equal to the present value of the maximum contributions the Company could have made under all its retirement plans if he had continued to be employed by the Company for an additional three years and (e) payment by the Company of all contributions or payments for the year of termination under all insurance benefits or policies for the benefit of Dr. Waksal of which he would become the owner.

        As of July 22, 2003, Dr. Harlan W. Waksal resigned from the Company. Pursuant to his employment agreement, Dr. Waksal received a lump sum payment totaling approximately $4,424,000 and is entitled to receive for defined periods of time the continuation of certain benefits including health care and life insurance coverage through July 2006, with an estimated cost of $38,000. In addition, all outstanding stock options held by Dr. Harlan W. Waksal, consisting of the aformentioned options to purchase 1,000,000 shares of common stock of the Company at a per share exercise price of $50.01 that were granted on September 19, 2001, were deemed amended such that the 666,666 options that remained unvested as of the date of his resignation vested immediately on that date. The amended stock option awards can be exercised at any time until the end of the term of such awards.

EXECUTIVE COMPENSATION

Summary Compensation

        The Summary Compensation Table sets forth the cash and non-cash compensation awarded to, earned by, or paid to the Company's Chief Executive Officers and the four most highly compensated executive officers (other than the Chief Executive Officers) (collectively, the "Named Executive Officers") for each of the Company's last three fiscal years.

Summary Compensation Table

							Long-Term Compensation Awards
	Annual Compensation
							Securities Underlying Options SARs
Name and Principal Position	Year	Salary(1)	Bonus(2)		Other Annual Compensation(3)			All Other Compensation (4)
Daniel S. Lynch(5) Chief Executive Officer	2003 2002 2001	$414,818 351,692 223,769	$425,000 360,000 525,000	(6) (6) (8)	$0 130,958 0	(7)	71,500 267,500 260,000	$104 2,750 1,589
Lily W. Lee(9) Senior Vice President, Regulatory Affairs & Biostatistics	2003 2002 2001	274,038 258,654 172,436	175,000 75,000 200,000		0 0 0		33,500 50,250 60,000	1,269 2,668 2,344
Michael J. Howerton(10) Vice President, Finance & Business Development, and Acting Chief Financial Officer	2003 2002 2001	266,316 210,039 85,211	125,000 75,000 43,750		0 0 20,000	(11)	38,500 36,250 60,000	1,702 592 1,838
S. Joseph Tarnowski Senior Vice President, Manufacturing Operations & Product Development	2003 2002 2001	255,832 230,798 217,808	125,000 100,000 225,000		0 0 0		16,500 97,500 10,000	1,636 2,750 2,306
Clifford R. Saffron(12) Senior Vice President, General Counsel	2003 2002	239,423 199,904	120,000 125,000		0 0		17,000 89,000	0 0
Harlan W. Waksal(13) Former President and Chief Executive Officer	2003 2002 2001	266,000 444,500 451,404	0 0 545,000	(16) (16)	26,870 104,084 102,577	(14) (17) (17)	0 0 1,000,000	4,425,077 2,750 2,550	(15)

(1)
Amounts shown include compensation deferred pursuant to Section 401(k) of the Internal Revenue Code.

(2)
Although the Company has no formal bonus plan, the Compensation and Stock Option Committee, in its discretion, may award bonuses to the Company's officers and other employees. The Company has paid bonuses based on individual and Company performance. Certain employment agreements also provide for the payment of minimum guaranteed bonuses. Amounts shown include awards paid relative to services rendered in each of the last three fiscal years. All bonus awards for each of the last three fiscal years were paid in cash. Bonuses are recorded for the period in which they were earned.

(3)
Excludes perquisites and other personal benefits for each Named Executive Officer which did not equal or exceed the lesser of $50,000 or 10% of such individual's base salary plus bonus.

(4)
Amounts shown include amounts paid by the Company as a matching contribution to employees' 401(k) accounts.

(5)
Mr. Lynch commenced employment with the Company in April 2001. Effective April 29, 2003, Mr. Lynch was promoted to Senior Vice President and Chief Administrative Officer, Acting Chief Executive Officer. On February 12, 2004 Mr. Lynch was named Chief Executive Officer of the Company.

(6)
Pursuant to the terms of an employment agreement dated September 19, 2001, Mr. Lynch was guaranteed a minimum annual bonus that is not less than his base salary for the relevant bonus year.

(7)
Includes $99,741 for initiation costs, dues and other fees relating to membership at a country club.

(8)
Consists of a $75,000 sign-on bonus and a performance bonus of $450,000 paid pursuant to the terms of an employment agreement dated September 19, 2001.

(9)
Dr. Lee commenced employment with the Company in April 2001.

(10)
Mr. Howerton commenced employment with the Company in August 2001.

(11)
Consists of relocation expenses associated with Mr. Howerton joining the Company.

(12)
Mr. Saffron commenced employment with the Company in February 2002.

(13)
Dr. Harlan W. Waksal was the Company's President and Chief Executive Officer from May 22, 2002 until April 29, 2003 when he resigned his position of President and Chief Executive Officer and was named the Company's Chief Scientific Officer. On July 18, 2003, he resigned his position of Chief Scientific Officer.

(14)
Includes the cost of tax and financial planning pursuant to an employment agreement dated September 19, 2001 of $13,497 for 2003.

(15)
Pursuant to the terms of an employment agreement dated September 19, 2001 Dr. Harlan W. Waksal was paid $4,424,359.59 when he resigned his position of Chief Scientific Officer on July 18, 2003.

(16)
Pursuant to the terms of an employment agreement dated September 19, 2001, Dr. Harlan W. Waksal was guaranteed a minimum annual bonus that is not less than the difference between $1,000,000 and his base salary for the relevant bonus year. Dr. Harlan W. Waksal elected to forgo his bonus for 2002 and he was paid in 2002, his guaranteed bonus for 2001 of $545,000.

(17)
Includes the cost of tickets to New York City area sporting events for personal use of $71,911 and $76,703 for 2002 and 2001, respectively.

Option Grants In Fiscal 2003

        The following table sets forth certain information relating to stock option grants to the Named Executive Officers during the year ended December 31, 2003.

			Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)($)
Number of Securities Underlying Options Granted(1)
Percent of Total Options Granted to Employees in Fiscal 2003
Name					Exercise of Base Price ($/Share)(2)	Expiration Date
							0%	5%	10%
Daniel S. Lynch	35,000 4,000 32,500	(4) (6) (7)	1.80 ..21 1.67	% % %	33.50 35.16 39.79	6/1/2013 7/20/2013 12/21/2013	— — —	737,124 88,417 812,989	1,867,869 224,049 2,060,112
Lily Waiyee Lee	3,500 5,000 25,000	(6) (10) (7)	..18 ..25 1.28	% % %	35.16 39.79 39.79	7/20/2013 12/21/2013 12/21/2013	— — —	77,365 125,075 625,376	196,043 316,940 1,584,702
Michael Howerton	20,000 3,500 15,000	(5) (6) (7)	1.03 ..18 ..77	% % %	33.50 35.16 39.79	6/1/2013 7/20/2013 12/21/2013	— — —	421,214 77,365 375,226	1,067,354 196,043 950,821
S. Joseph Tarnowski	4,000 12,500	(6) (7)	..21 ..64	% %	35.16 39.79	7/20/2013 12/21/2013	— —	88,417 312,688	224,049 792,351
Clifford R. Saffron	5,500 4,000 7,500	(8) (6) (7)	..28 ..21 ..36	% % %	10.68 35.16 39.79	1/7/2013 7/20/2013 12/21/2013	— — —	36,941 88,417 187,613	93,616 224,049 475,411
Harlan W. Waksal(9)	0		0		0	0	—	0	0

(1)
The Company granted options to purchase a total of 1,943,927 shares of common stock to employees during 2003.

(2)
Options were granted to purchase common stock at an exercise price that equaled the fair market value of the common stock on the date of the grant.

(3)
The amounts set forth in the three columns represent hypothetical gains that might be achieved by the holders if the respective options are exercised at the end of their terms. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from the dates the respective options were granted.

(4)
These options were granted in connection with a salary adjustment relating to Mr. Lynch's appointment to Acting Chief Executive Officer on April 29, 2003.

(5)
These options were granted in connection with a salary adjustment relating to Mr. Howerton's appointment to Acting Chief Financial Officer on May 15, 2003.

(6)
These options become exercisable in their entirety on July 21, 2004.

(7)
These options were granted on the basis of 2003 performance and are exercisable as to 50% of the shares on each of the first and second anniversaries of the date of grant.

(8)
These options were granted to Mr. Saffron in connection with Mr. Saffron's promotion to Senior Vice President, General Counsel.

(9)
Dr. Waksal served as the Company's President and Chief Executive Officer from May 23, 2002 until April 29, 2003. Thereafter, he served as the Company's Chief Scientific Officer until his departure from the Company on July 22, 2003.

(10)
These options were granted to Dr. Lee in connection with her promotion to Senior Vice President, Regulatory Affairs, Biostatistics and Quality Assurance.

Aggregated Option Exercises in 2003 and Fiscal Year-End Option Values

        The following table sets forth aggregated option exercises during 2003 by the Named Executive Officers, and the value of the options held by such persons on December 31, 2003, whether or not exercisable on such date.

				Number of Shares Underlying Unexercised Options at December 31, 2003
						Value of Unexercised In-the-Money Options at December 31, 2003(1)
Name	Shares Acquired on Exercise(#)		Value Realized($)
				Exercisable	Unexercisable	Exercisable($)	Unexercisable($)
Daniel S. Lynch	0		0	267,084	331,916	1,406,237	3,603,037
Lily Waiyee Lee	0		0	45,125	98,625	250,579	920,729
Michael Howerton	0		0	38,125	96,625	134,619	927,969
S. Joseph Tarnowski	4,000	(2)	113,693	180,426	80,250	4,242,857	1,121,363
Clifford R. Saffron	0		0	36,000	70,000	779,025	1,439,655
Harlan W. Waksal(3)	0		0	1,000,000	0	0	0

(1)
The values were calculated by multiplying the closing market price of the Company's common stock on December 31, 2003 ($39.66 per share as reported by the Nasdaq National Market on that date) by the respective number of shares and subtracting the aggregate exercise price, without making any adjustments for vesting, termination, contingencies or other variables. If the exercise price of an option is equal to or greater than $39.66, the option is deemed to have no value.

(2)
Dr. Tarnowski exercised and sold these employee stock options pursuant to a trading plan dated August 12, 2003, qualified under Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended.

(3)
Dr. Waksal served as the Company's President and Chief Executive Officer from May 23, 2002 until April 29, 2003. Thereafter, he served as the Company's Chief Scientific Officer until his departure from the Company on July 22, 2003.

Equity Compensation Plan Information

        The following table summarizes information, as of December 31, 2003, relating to equity compensation plans of the Company pursuant to which equity securities of the Company are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity Compensation Plans Approved by Stockholders	9,325,686	$30.74	3,341,190
Equity Compensation Plans Not Approved by Stockholders(1)	5,548,870	$29.49	0
Total	14,874,556	$30.27	3,341,190

(1)
The only plan included in the table that was adopted without stockholder approval was the Company's 1998 Non-Qualified Stock Option Plan, the material features of which are summarized below.

1998 Non-Qualified Stock Option Plan

        The Company's 1998 Non-Qualified Stock Option Plan (the "1998 Plan") was adopted on May 27, 1998 and has not been approved by stockholders. The Company is no longer granting options under the 1998 Plan.

        The maximum number of shares available for issuance under the 1998 Plan was 10 million, subject to adjustments for corporate transactions. Under the 1998 Plan, non-qualified stock options to purchase the Company's common stock had been granted to persons who at the time of grant were consultants, advisors or non-officer employees of the Company. Each option granted under the 1998 Plan has a term not exceeding 10 years. The number of underlying shares, the exercise price and other terms and conditions of the stock options granted under the 1998 Plan were determined by the Compensation and Stock Option Committee, but, except as otherwise provided by such Committee, unvested options are forfeited immediately upon a termination of employment for any reason except death or disability, and vested options are exercisable for 30 days after such termination. In the case of a termination by reason of death or disability, vested options are generally exercisable for 12 months.

        Options granted under the 1998 Plan are not transferable except in the case of death or, if permitted by the Compensation and Stock Option Committee, to certain members of the immediate family of the optionee. The Board of Directors may amend or terminate the plan at any time except for actions which are adverse to options previously granted. The 1998 Plan is administered by the Compensation and Stock Option Committee.

Compensation and Stock Option Committee Report on Executive Compensation

        The Compensation and Stock Option Committee of the Board of Directors of the Company (the "Compensation Committee") is composed solely of independent directors as defined under NASDAQ and SEC rules. During 2003, John A. Fazio, David M. Kies, Paul B. Kopperl and William R. Miller served on the Compensation Committee. Mr. Kopperl declined to stand for re-election to the Company's Board of Directors on September 15, 2003, and Mr. Fazio replaced him as member of the Compensation Committee on that date. On January 21, 2004, William W. Crouse joined Messrs. Fazio,

Kies and Miller as a member of the Compensation Committee. The Compensation Committee operates under a written charter adopted by the Board of Directors on November 20, 2002.

  Executive Compensation Philosophy

        The Company's general executive compensation philosophy is based on the premise that compensation must relate to both the Company's and the executive officer's annual performance, and should be set at levels that support the Company's business strategies and long-term objectives while being closely aligned with the stockholders' interests. The elements of the executive compensation package are base salary, an annual performance-based cash bonus and equity-based incentive compensation, such as stock options.

        The Compensation Committee annually considers the appropriate combination of cash and stock option-based compensation, and weighs the competitiveness of the Company's overall compensation arrangements in relation to comparable biotechnology companies. The Compensation Committee retains compensation consultants to assist with, among other things, structuring the Company's various compensation programs and determining appropriate levels of salary, bonus and other compensatory awards payable to the Company's executive officers and key employees, as well as to guide the Company in the development of near-term and long-term individual performance objectives necessary to achieve long-term profitability. In establishing base salaries, performance-based cash bonuses, and awards of stock options, the Compensation Committee considers the executive's annual review, periodic compensation surveys, including those provided by third parties covering the biopharmaceutical industry, awards given to the executive in past years, progress toward or attainment of the Company's corporate goals and objectives including performance, stockholder return and such other factors as the Compensation Committee deems appropriate and in the best interests of the Company and its stockholders. The Compensation Committee does not use set formulas, and may accord different weight at different times to different factors for each executive.

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Tax Code"), imposes a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to its Chief Executive Officer and certain other executive officers. Certain performance-based compensation approved by stockholders is not subject to the deduction limit. In fiscal 2003, the Company's stockholders approved an annual incentive plan for executive officers of the Company. It is the general policy of the Company to have its executive compensation plan qualify to be treated as deductible compensation whenever, in the judgment of the Compensation Committee, it would be consistent with the objectives of the annual incentive plan and the best interests of the Company and its stockholders.

  Base Salary

        The Compensation Committee reviews the history of, and proposals for, the compensation of each of the Company's executive officers, including cash and equity-based components. The Compensation Committee believes that the base salaries are appropriate as base compensation to compensate the Company's executive officers for the functions they perform and other considerations. Base salaries are reviewed annually and may be increased or decreased by the Compensation Committee in accordance with certain factors which include: (1) individual performance; (2) the functions performed by the executive officer; and (3) changes in the compensation peer group in which the Company competes for executive talent. The weight given such factors by the Compensation Committee may vary from executive to executive.

  Annual Bonus Compensation

        The Compensation Committee's policy of awarding annual cash bonuses is designed to specifically relate executive pay to Company and individual performance. As a pay-for-performance program, cash bonuses provide financial rewards for the achievement of substantive individual and Company objectives and performance.

  Employee Stock Option Plan

        The Company grants stock options to help retain employees and to align employees' interests with stockholders' interests. Stock options have value to an employee only if the Company's stock price increases above the employee's option exercise price and the employee remains employed by the Company for the period required to exercise the stock options. Stock options thus provide an incentive to improve the Company's performance and an incentive to remain employed by the Company. Stock options directly link a portion of an employee's compensation to stockholders' interests by providing an incentive to maximize stockholder value. ImClone's stock option programs are broad-based, and the substantial majority of its full-time employees received stock option grants in 2003.

        The Company has a 2002 Stock Option Plan, as amended, that was used in 2003 to make annual grants to officers as a part of the Company's executive performance review process. Annual stock option grants for executives are a key element of market-competitive total compensation. In 2003, management recommended stock option grants for the executive officers, and the Compensation Committee reviewed and approved the grants. Individual grant amounts were based on factors such as the size of prior grants, relative job scope and contributions made during the past year, as well as a review of publicly available data on senior management compensation at peer companies.

        In general, initial grants that executive officers receive when they begin employment at the Company are exercisable 25% each year over a four year period, beginning one year after the date of grant. Subsequent performance-based grants generally are exercisable 50% each year over a two year period, beginning one year after the date of grant.

  Perquisites and Other

        In 2003, the Company provided personal-benefit perquisites to certain executive officers. There are no outstanding loans of any kind to any executive officer, and since 2002, federal law has prohibited any new company loans to executive officers. The Company expects its executive officers to be role models under its Code of Business Conduct and Ethics, which is applicable to all employees, and executive officers are not entitled to operate under lesser standards. In addition, the Company has adopted an additional code of ethics for its Chief Executive and Senior Financial Officers, a copy of which is posted on the Company's corporate website.

  Chief Executive Officer Compensation

        Mr. Daniel S. Lynch served as the Company's acting Chief Executive Officer since April 29, 2003, and as its permanent Chief Executive Officer since February 12, 2004. Mr. Lynch received a base salary during 2003 of $360,000 pursuant to his employment agreement with the Company dated September 19, 2001, entered into when he served as the Company's Vice President and Chief Financial Officer. In 2003, Mr. Lynch also received additional compensation of $6,000 per month commencing upon his appointment as acting Chief Executive Officer. Mr. Lynch was paid a performance-based cash bonus of $425,000 pursuant to his employment agreement and in recognition of services performed as acting Chief Executive Officer during fiscal 2003. Mr. Lynch was not a director of the Company during fiscal 2003. The Compensation Committee recognizes Mr. Lynch's contributions to the Company's operations and attempts to ensure that the Chief Executive Officer's compensation is commensurate with the compensation of chief executive officers of comparable corporations. In 2003, the

Compensation Committee approved the grant of 71,500 stock options to Mr. Lynch. Mr. Lynch received approximately $19,510 of perquisites during 2003. The Compensation Committee deemed such bonus, stock option grant and Mr. Lynch's total compensation appropriate in light of Mr. Lynch's substantial contribution to the Company's growth and success in 2003.

        Dr. Harlan Waksal served as the Company's President and Chief Executive Officer from May 23, 2002 until April 29, 2003. Thereafter, he served as the Company's Chief Scientific Officer until his departure from the Company on July 22, 2003. Pursuant to the terms of his employment agreement with the Company dated September 19, 2001, Dr. Waksal's base salary for 2003 was $455,000. During 2003, Dr. Waksal actually was paid a base salary of $266,000 for his service with the Company from January 1, 2003 through July 22, 2003. Dr. Waksal was not entitled to receive a cash bonus in 2003. Dr. Waksal received no stock option grants during 2003. Dr. Waksal received approximately $26,870 of perquisites during 2003. For more information regarding Dr. Waksal's separation from the Company refer to "Employment and Separation Agreements" herein.

                      Compensation and Stock Option Committee:
                      William R. Miller, Chairman
                      William W. Crouse
                      John A. Fazio
                      David M. Kies

        The foregoing Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any prior or future Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Compensation and Stock Option Committee Interlocks and Insider Participation

        During 2003, the following directors served on the Compensation and Stock Option Committee: John A. Fazio, David M. Kies, Paul B. Kopperl, and William R. Miller. Mr. Kopperl declined to stand for re-election to the Company's Board of Directors on September 15, 2003, and Mr. Fazio replaced him as member of the Compensation Committee on that date.

        No member of the Company's Compensation and Stock Option Committee was engaged in a related party transaction with, or was an officer or employee of, the Company or its subsidiaries. There are no interlocking relationships involving the Company's Compensation and Stock Option Committee and the board of directors or compensation committee of any other company which would require disclosure under the executive compensation rules of the SEC.

Performance Graph

        The following graph compares total stockholder returns from December 31, 1998 through December 31, 2003 to The NASDAQ Stock Market (U.S. Companies) Total Return Index and The NASDAQ Pharmaceutical Stocks Total Return Index. The NASDAQ Stock Market (U.S. Companies) Total Return Index comprises all domestic common shares traded on the NASDAQ National Market and the NASDAQ SmallCap Market. The NASDAQ Pharmaceutical Stocks Total Return Index represents all companies, including biotechnology companies, trading on NASDAQ classified under the Standard Industrial Classification Code for pharmaceuticals.

        The graph assumes that the value of the investment in the Company's Common Stock and in the above-referenced indices was $100 at December 31, 1998 and that all dividends were reinvested. The Company's Common Stock's price on December 31, 1998 (on which the graph is based) was $9.06. The stockholder return shown on the following graph is not necessarily indicative of future performance.

Comparison of Cumulative Total Return Among
ImClone Systems Incorporated Common Stock,
NASDAQ Stock Market (U.S. Companies) Total Return Index and
NASDAQ Pharmaceutical Stocks Total Return Index

	IMCL	Nasdaq US	Nasdaq Pharmaceutical Stocks
12/31/98	$100.00	$100.00	$100.00
12/31/99	$485.95	$186.20	$195.32
12/31/00	$1,079.34	$126.78	$234.54
12/31/01	$1,139.69	$96.96	$214.66
12/31/02	$260.51	$68.65	$141.50
12/31/03	$973.37	$108.18	$203.84

        The material under the caption "Performance Graph" shall not be deemed to be soliciting material, to be filed with the SEC or to be incorporated by reference into any of the Company's previous or future filings with the SEC, except as otherwise explicitly specified by the Company in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Bristol-Myers Squibb Company

        One of the Company's directors, Dr. Andrew G. Bodnar, is also an officer of BMS, a Delaware corporation. The Company's relationship with BMS is described below.

        On September 19, 2001, the Company entered into an acquisition agreement (the "Acquisition Agreement") with BMS and Bristol-Myers Squibb Biologics Company, a Delaware corporation which is a wholly-owned subsidiary of BMS ("BMS Biologics"), providing for the tender offer by BMS Biologics to purchase up to 14,392,003 shares of the Company's common stock for $70.00 per share, net to the seller in cash. The tender offer by BMS Biologics, available to all stockholders, allowed for the Company's then-current employees and directors who held exercisable options to purchase the

Company's shares of common stock having exercise prices less than $70.00 per share to conditionally exercise any or all of those options and tender the underlying shares in the tender offer. In connection with the Acquisition Agreement, the Company entered into the Stockholder Agreement, pursuant to which the Company agreed with BMS and BMS Biologics to various arrangements regarding the respective rights and obligations of each party with respect to, among other things, the ownership of shares of the Company's common stock by BMS and BMS Biologics. The Stockholder Agreement also sets forth BMS's (i) limitation on additional purchases of shares, (ii) option to purchase shares in the event of dilution and (iii) restrictions as to transfer of shares. Concurrently with the execution of the Acquisition Agreement and the Stockholder Agreement, the Company entered into a development, promotion, distribution and supply agreement (the "Commercial Agreement") with BMS and E.R. Squibb & Sons, L.L.C. ("E.R. Squibb"), a Delaware limited liability company which is a wholly-owned subsidiary of BMS, relating to ERBITUX, the Company's lead therapeutic product candidate, pursuant to which, among other things, the parties are co-developing and co-promoting ERBITUX in the United States and Canada, and co-developing and co-promoting ERBITUX in Japan (either together or co-exclusively with Merck KGaA).

        On March 5, 2002, the Company amended the Commercial Agreement with E.R. Squibb and BMS. The amendment changed certain economics of the Commercial Agreement and expanded the clinical and strategic role of BMS in the ERBITUX development program. One of the principal economic changes to the Commercial Agreement is that the Company received $140,000,000 on March 7, 2002 and an additional payment of $60,000,000 was received on March 5, 2003, in lieu of the $300,000,000 payment the Company would have received on acceptance by the United States Food and Drug Administration ("FDA") of the ERBITUX Biologics License Application under the original terms of the Commercial Agreement. In addition, the Company agreed to resume construction of the Company's Multiple Product Facility as soon as reasonably practicable after the execution of the amendment.

        On October 29, 2001, pursuant to the Acquisition Agreement, BMS Biologics accepted for payment pursuant to the tender offer 14,392,003 shares of the Company's common stock on a pro rata basis from all tendering stockholders and those conditionally exercising stock options.

        The Stockholder Agreement gave BMS the right to nominate two directors so long as its ownership interest in the Company is 12.5% or greater. Initially, BMS designated Dr. Peter S. Ringrose, BMS's former Chief Scientific Officer and President, Pharmaceutical Research Institute, and Dr. Andrew G. Bodnar, BMS's Senior Vice President, Strategy and Medical & External Affairs, as the BMS directors. BMS continues to have an ownership interest greater than 12.5% and to possess the right to nominate two directors. However, BMS has not yet nominated a replacement to fill the seat on the Board vacated by Dr. Ringrose, who retired in 2002 from his position at BMS, and also resigned from his director position with the Company. Therefore, the Company currently expects that BMS will nominate only one director for election at the meeting.

        In exchange for the rights granted to BMS under the amended Commercial Agreement, the Company can receive up-front and milestone payments totaling $900,000,000 in the aggregate, of which $200,000,000 was received on September 19, 2001, $140,000,000 was received on March 7, 2002 and $60,000,000 was received on March 5, 2003. On March 12, 2004, the Company received payment of $250,000,000 as a result of marketing approval from the FDA for ERBITUX. An additional $250,000,000 would become payable upon receipt of marketing approval from the FDA with respect to a second tumor type for ERBITUX. All such payments are non-refundable and non- creditable. Except for the Company's expenses incurred pursuant to a co-promotion option that the Company has exercised, E.R. Squibb is responsible for 100% of the distribution, sales and marketing costs for ERBITUX in the United States and Canada, and the Company and E.R. Squibb will each be responsible for 50% of the distribution, sales, marketing costs and other related costs and expenses in Japan. The Commercial Agreement provides that E.R. Squibb shall pay the Company distribution fees based on a percentage of annual sales of ERBITUX by E.R. Squibb in the United States and Canada. The distribution fee is 39% of net sales in the United States and Canada. The Commercial Agreement also provides that the distribution fees for the sale of ERBITUX in Japan by E.R. Squibb or the Company shall be equal to 50% of operating profit or loss with respect to such sales for any calendar month. In the event of an operating profit, E.R. Squibb will pay the Company the amount of such distribution fee, and in the event of an operating loss, the Company will credit E.R. Squibb the amount of such distribution fee. The Commercial Agreement provides that the Company will be responsible for the manufacture and supply of all requirements of ERBITUX in bulk form for clinical and commercial use in the United States, Canada and Japan and that E.R. Squibb will purchase all of its requirements of ERBITUX in bulk form for commercial use from the Company. The Company will supply ERBITUX in bulk form for clinical use at the Company's fully burdened manufacturing cost plus a mark-up of 10%. In addition to the up-front and milestone payments, distribution fees for the United States, Canada and Japan and the 10% mark-up on the commercial supply of ERBITUX, E.R. Squibb is also responsible for 100% of the cost of all clinical studies, other than those studies undertaken post-launch which are not pursuant to an Investigational New Drug Application (e.g. Phase IV studies), the cost of which will be shared equally between E.R. Squibb and the Company. As between E.R. Squibb and the Company, each will be responsible for 50% of the cost of all clinical studies in Japan. The Company has also agreed, and may agree in the future, to share with E.R. Squibb, on terms other than the foregoing, costs of clinical trials that the Company believes are not potentially registrational but should be undertaken prior to launch in the United States, Canada or Japan.

        On January 2, 2002, the Company executed a letter of intent with Lonza Biologics plc ("Lonza") to enter into a long-term supply agreement. The long-term supply agreement would have applied to a large scale manufacturing facility that Lonza is constructing, which would have been able to produce ERBITUX in 20,000 liter batches. The Company paid Lonza $3,250,000 upon execution of the letter of intent for the exclusive right to negotiate a long-term supply agreement for a portion of the facility's manufacturing capacity. In September 2002, the Company wrote-off the deposit because the exclusive negotiation period ended on September 30, 2002. In light of the assistance the Company provided to BMS with respect to preserving and then relinquishing the manufacturing capacity described above, BMS paid the Company $3,250,000 in April 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC reports of ownership of the Company's securities and changes in reported ownership. Executive officers, directors and greater than ten percent stockholders are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file.

        Based solely on a review of the copies of such reports furnished to the Company, or written representations from the reporting persons that no Form 5 was required, the Company believes that, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to the Company's executive officers, directors, and greater than ten percent beneficial owners were met.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        KPMG LLP served as the Company's independent auditors for the fiscal year ended December 31, 2003, and has been appointed by the Audit Committee to continue as the Company's independent auditors for the fiscal year ending December 31, 2004.

        In the event that ratification of this appointment of independent auditors is not approved by the affirmative vote of a majority of votes cast on the matter, then the appointment of independent auditors will be reconsidered by the Audit Committee. Unless marked to the contrary, proxies received will be voted for ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2004.

        Representatives of KPMG LLP are expected to be present at the annual meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

        Your ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2004 does not preclude the Audit Committee from terminating its engagement of KPMG and retaining a new independent auditor, if it determines that such an action would be in the best interests of the Company.

        The Company was billed for professional services rendered by KPMG LLP, the details of which are disclosed below.

Audit Fees

        The aggregate fees billed by KPMG LLP for the fiscal years 2002 and 2003 for professional services rendered by KPMG LLP in connection with (a) the audit of the Company's annual financial statements, (b) the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30 and (c) services provided in connection with statutory and regulatory filings or engagements were $1,512,177 and $436,465, respectively.

Audit-Related Fees

        The aggregate fees billed by KPMG LLP for fiscal years 2002 and 2003 for audit-related services in connection with the performance of the audit or review of the Company's financial statements were $10,750 and $0, respectively.

Tax Fees

        The aggregate fees billed by KPMG LLP for fiscal years 2002 and 2003 for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning were $93,425 and $241,055, respectively.

All Other Fees

        The Company did not incur any other fees for fiscal years 2002 and 2003 for services rendered by KPMG LLP.

Pre-Approval Policies and Procedures

        Pursuant to its charter, the Audit Committee has the sole authority to appoint or replace the independent auditor (subject, if applicable, to stockholder ratification). The Audit Committee is directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor is engaged by, and reports directly to, the Audit Committee.

        The Audit Committee has adopted a formal policy whereby it pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, all of which are approved by the Audit Committee prior to the completion of the audit. In the event pre-approval for such auditing services and permitted non-audit services cannot be obtained as a result of inherent time constraints in the matter for which such services are required, the Chairman of the Audit Committee has been granted the authority to pre-approve such services, provided that the estimated cost of such services on each such occasion does not exceed $35,000, and the Chairman of the Audit Committee will report for ratification such pre-approval to the Audit Committee at its next scheduled meeting. The Audit Committee has complied with the procedures set forth above, and has otherwise complied with the provisions of its charter.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

STOCKHOLDER PROPOSALS

        To be considered for inclusion in the Company's notice of annual meeting and proxy statement for, and for presentation at, the annual meeting of the Company's stockholders to be held in 2005, a stockholder proposal must be received by Michael J. Howerton, Secretary, ImClone Systems Incorporated, 180 Varick Street, New York, New York 10014, no later than February 17, 2005, and must otherwise comply with applicable rules and regulations of the SEC, including Rule 14a-8 of Regulation 14A under the Exchange Act.

        In addition, the Company's by-laws require advance notice of any proposal by a stockholder intended to be presented at an annual meeting that is not included in the Company's notice of annual meeting and proxy statement because it was not timely submitted under the preceding paragraph, or made by or at the direction of any member of the Board of Directors, including any proposal for the nomination for election as a director. To be considered for such presentation at the annual meeting of the Company's stockholders to be held in 2005, any such stockholder proposal must be received by Michael J. Howerton, Secretary, ImClone Systems Incorporated, 180 Varick Street, New York, New York 10014, no earlier than March 19, 2005 and no later than April 18, 2005, and discretionary authority may be used if untimely submitted.

        You may obtain a copy of the Company's by-laws by writing to Michael J. Howerton, Secretary, ImClone Systems Incorporated, 180 Varick Street, New York, New York 10014.

OTHER MATTERS

        The Board of Directors does not know of any matters, other than those referred to in this proxy statement, to be presented at the meeting for action by the stockholders. However, if any other matters are properly brought before the meeting or any postponements or adjournments thereof, it is intended that votes will be cast with respect to such matters, pursuant to the proxies, in accordance with the recommendations of the Board of Directors or, if no recommendation is given, in the discretion of the person acting under the proxies.

By Order of the Board of Directors,
Michael J. Howerton Secretary

New York, New York
April 23, 2004

        IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE, WE URGE YOU TO FILL IN, SIGN AND RETURN THE ACCOMPANYING PROXY CARD OR FOLLOW THE PROCEDURES OUTLINED ON THE PROXY CARD TO VOTE BY TELEPHONE OR VIA THE INTERNET.

IMCLONE SYSTEMS INCORPORATED

Dear Stockholder:

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope. You may also vote your shares by telephone or via the Internet. If you choose to vote by telephone or via the Internet, do not return your proxy card by mail.

Your vote must be received prior to the Annual Meeting of Stockholders at 10:00 a.m. (local time) on June 17, 2004 at ImClone Systems Incorporated, 33 Chubb Way, Somerville, NJ 08876.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

ImClone Systems Incorporated

DETACH HERE

IMCLONE SYSTEMS INCORPORATED

Proxy for the Meeting of Stockholders, June 17, 2004
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael J. Howerton, Daniel S. Lynch and Clifford R. Saffron, or any of them, lawful proxies of the undersigned, each with full power of substitution for and in the name, place and stead of the undersigned, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of ImClone Systems Incorporated held of record by the undersigned on April 20, 2004 at the Annual Meeting of Stockholders to be held at 10:00 a.m. (local time) on June 17, 2004 at ImClone Systems Incorporated, 33 Chubb Way, Somerville, NJ 08876 or any postponements or adjournments thereof.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY TO EQUISERVE, THE COMPANY'S TRANSFER AGENT, TO BE RECEIVED NO LATER THAN JUNE 16, 2004.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY OTHER MATTERS SHOULD PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS. ANY PRIOR PROXIES ARE HEREBY REVOKED.

IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

IMCLONE SYSTEMS INCORPORATED
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
OR
Log on to the Internet and go to http://www.eproxyvote.com/imcl		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL ZIMLC1

☒	Please mark votes as in this example.	#IML
IMCLONE SYSTEMS INCORPORATED
1.	Election of Directors.

Nominees: (01) Andrew G. Bodnar, (02) William W. Crouse, (03) Vincent T. DeVita, Jr., (04) John A. Fazio, (05) Joseph L. Fischer, (06) David M. Kies, (07) Daniel S. Lynch, (08) William R. Miller, and (09) David Sidransky.
FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐
☐
For all nominee(s) except as written above
The Board of Directors recommends a vote "FOR" proposals 1 and 2.
2.	Ratification of the appointment of KPMG LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Any other business as may come before the meeting or any postponements or adjournments thereof.
	Mark box at right if you plan to attend the meeting.			☐
Mark box at right if an address change or comment has been noted on the reverse side of this card. ☐
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the related Proxy Statement dated April 23, 2004.

NOTE: Please sign exactly as name(s) appear(s) on the books of the Company. Joint owners should each sign personally. When signing as executor, administrator, attorney, trustee or guardian or as custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer's office. If a partner, sign the partnership name.

Please be sure to sign and date this Proxy.
Signature:	Date:	Signature:	Date:

QuickLinks

TABLE OF CONTENTS
IMCLONE SYSTEMS INCORPORATED 180 Varick Street New York, New York 10014 PROXY STATEMENT
VOTING SECURITIES AND PRINCIPAL HOLDERS
PROPOSAL NO. 1 ELECTION OF BOARD OF DIRECTORS
COMMITTEES OF THE BOARD OF DIRECTORS
INFORMATION CONCERNING EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants In Fiscal 2003
Aggregated Option Exercises in 2003 and Fiscal Year-End Option Values
Comparison of Cumulative Total Return Among ImClone Systems Incorporated Common Stock, NASDAQ Stock Market (U.S. Companies) Total Return Index and NASDAQ Pharmaceutical Stocks Total Return Index
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS
OTHER MATTERS
IMCLONE SYSTEMS INCORPORATED
IMCLONE SYSTEMS INCORPORATED
Proxy for the Meeting of Stockholders, June 17, 2004 This Proxy is Solicited on Behalf of the Board of Directors
Your vote is important. Please vote immediately.
If you vote over the Internet or by telephone, please do not mail your card.
DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL ZIMLC1